Exhibit 99.1

American Banknote Corporation

560 Sylvan Avenue
Englewood Cliffs, NJ 07632
T (201) 568-4400
F (201) 568-4577

October 16, 2002

FOR IMMEDIATE RELEASE
Contact: David Kober
Tel: (201) 568-4400
Fax: (201) 568-4577
E-mail: kober@americanbanknote.com

AMERICAN BANKNOTE EMERGES FROM BANKRUPTCY

Englewood Cliffs, New Jersey. October 16, 2002. American Banknote Corporation announced today that, as of October 1, 2002, the Company’s Plan of Reorganization became effective, emerging the Company from United States bankruptcy protection for the first time since December, 1999.

Under the terms of the reorganization, American Banknote Corporation emerges with a restructured balance sheet, featuring a reduction of debt of more than $100,000,000 (including accrued but unpaid interest), and a significant increase in shareholder equity.

Under American Banknote’s reorganization plan, holders of its 11¼% debentures converted their debt into nearly 90% of the reorganized Company’s equity. In addition, American Banknote exchanged approximately $12,000,000 of its 11 5/8% note claims, which would have matured in August 2002, for its 10 3/8% debentures, and extended the maturity date of the 10 3/8% debentures through January 2005. Moreover, the Company received the option to pay all interest on its remaining 10 3/8% debentures in-kind rather than in cash.

According to the Company’s Chief Financial Officer, Patrick Gentile, “We are very pleased to leave the bankruptcy behind us, and to emerge with strengthened resources and liquidity.”

Added American Banknote Chief Executive Officer, Steve Singer, “These are really exciting times for us at ABN, as we are finally able to focus exclusively on our operating businesses. There remain many real challenges ahead, particularly in light of our continued dependence on the volatile Brazilian economy. However, with our new capital structure, we believe that there is the potential to build something special here.”

Following the Company’s emergence from bankruptcy, its Board of Directors recently authorized management to repurchase up to $15 million face amount of its outstanding 10 3/8% debentures at a discount to par value, either in the open market, or through privately negotiated block transactions. Stated Mr. Gentile, “Any repurchase decision will depend upon the availability of cash, as well as future corporate developments.”

American Banknote is a holding company, which operates through its subsidiary companies. Its major subsidiaries are The American Bank Note Company, based in Trevose, Pennsylvania, American Bank Note Grafica, based in Rio de Janeiro, Brazil, Leigh-Mardon, based in Melbourne, Australia, CPS Technologies, based in Lyon, France, and Transtex, based in Buenos Aires, Argentina. Through these subsidiaries, the Company manufactures, markets, and distributes (and supplies related services to), a variety of secure documents, media, fulfillment and reconciliation systems. These include plastic cards (such as ATM, credit, debit, loyalty and gift cards), smart cards, business forms, electronic printing, documents of identity, checks, money orders, stock and bond certificates, and electronic media.

Speaking of the subsidiary companies, Singer observed that, “some of these business units are extraordinary assets, with a wealth of history and strong brand-name recognition, dating back to 1795. More than that, they are highly trusted by governments, banking institutions and industry leaders, positioning them as a leading secure source of, and service provider for, documents, instruments and data of inherent value. We believe that we can build on these resources, to enhance value for the Company’s stakeholders.”

Editor's Note: American Banknote Corporation traces its roots to 1795 and Paul Revere, as an original printer of United States currency. For 2001, despite its bankruptcy, revenues exceeded $220,000,000 and Earnings Before Interest, Depreciation and Amortization (“EBITDA”) exceeded $25,000,000. For complete details on American Banknote’s restructuring, kindly refer to the Company’s reports on Form 8-K, filed August 28, 2002, September 4, 2002 and October 16, 2002, and its Fourth Amended Plan of Reorganization in its entirety. For complete details on American Banknote’s recent financial results, kindly refer to its 2001 Form 10-K, filed April 1, 2002, and its First Quarter and Second Quarter 2002 Forms 10-Q, filed May 15, 2002 and August 14, 2002, respectively.

In addition to historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks, and uncertainties that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those anticipated by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in the Company’s public reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise these forward-looking statements.